NEWS RELEASE

FOR IMMEDIATE RELEASE

December 5, 2013

CAPITOL FEDERAL FINANCIAL, INC.

ANNOUNCES TRUE BLUE® TOO DIVIDEND

Topeka, KS – Capitol Federal® Financial, Inc. (NASDAQ: CFFN) (the “Company”) announced today that its Board of Directors has declared a TRUE BLUE® TOO dividend of $0.25 per share on outstanding CFFN common stock.  The cash dividend will be paid on December 27, 2013 to holders of record on December 20, 2013.  With this dividend, the Company will have paid cash dividends of $0.73 per share in calendar year 2013.  This dividend will total approximately $35.8 million.

The TRUE BLUE TOO dividend is the result of the Board of Directors’ continued commitment to return value to our stockholders.

The Board of Directors of Capitol Federal® Savings Bank (the “Bank”) also announced today that it has voted to make a capital distribution to CFFN in the amount of $36.0 million.  This is in addition to the $69.1 million in earnings for fiscal year 2013 that the Bank has distributed to CFFN.  This additional capital distribution will allow CFFN to pay the $0.25 per share TRUE BLUE TOO dividend and continue with its current stock-buyback plan, which currently has $129.6 million available for the repurchase of stock.  This capital distribution will occur before December 31, 2013.

For fiscal year 2014, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company’s earnings to its stockholders.  The payout is currently expected to be in the form of regular quarterly cash dividends and a special year-end cash dividend equal to fiscal year 2014 earnings in excess of the amount paid as regular quarterly cash dividends during fiscal year 2014.  It is anticipated that the fiscal year 2014 special year-end cash dividend will be paid in December 2014.  Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, Capitol Federal Savings Bank’s regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company

Capitol Federal Financial, Inc. is the holding company for Capitol Federal Savings Bank, which operates 46 branch offices in Kansas and Missouri.  News and other information about the Company can be found on the Bank’s website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company’s market area, the future earnings and capital levels of Capitol Federal Savings Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with SEC.  Actual results may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:
Jim Wempe	Kent Townsend
Vice President,	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com